================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      NATIONWIDE HEALTH PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                 [LOGO OF NATIONWIDE HEALTH PROPERTIES, INC.]
                 -------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 17, 1998

To the Stockholders:

  The Annual Meeting of Stockholders of Nationwide Health Properties, Inc. (the "Company") will be held at The Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California on April 17, 1998 at 2:00 p.m., for the following purposes:

    1. To elect three directors;

    2. To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting and at any adjournments thereof.

  The nominees for election as directors are John C. Argue, David R. Banks and Milton J. Brock, Jr., all of whom are currently serving as directors of the Company.

  The Board of Directors has fixed the close of business on March 6, 1998 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting and at any adjournments thereof.

  We encourage you to attend the meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of the directors named in the attached Proxy Statement and FOR the ratification of Arthur Andersen LLP as independent accountants for the year ending December 31, 1998. Please sign and return the proxy card promptly in the enclosed envelope. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

                                           By Order of the Board of Directors

                                                    R. Bruce Andrews
                                              President and Chief Executive
                                                         Officer

March 9, 1998
Newport Beach, California

                      NATIONWIDE HEALTH PROPERTIES, INC.
                     610 NEWPORT CENTER DRIVE, SUITE 1150
                        NEWPORT BEACH, CALIFORNIA 92660

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 17, 1998

  The accompanying proxy is solicited by the Board of Directors of Nationwide Health Properties, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held on April 17, 1998, and at any adjournments of the meeting. It is anticipated that this proxy material will be mailed on or about March 9, 1998.

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is neither revoked nor suspended, it will be voted by those persons therein named.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The outstanding voting securities of the Company as of March 6, 1998, the record date for this solicitation, consisted of 43,350,449 shares of Common Stock, par value $.10 per share ("Common Stock"). Stockholders of record as of the close of business on March 6, 1998 are entitled to notice of and to vote at the meeting and at any adjournments thereof. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the meeting. Shares represented by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting and who will also determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and (except as noted below) as shares present for other purposes but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

  The following table sets forth the names of those stockholders known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock at December 31, 1997.

                                                       COMMON STOCK   PERCENT OF
                                                       BENEFICIALLY   OUTSTANDING
      BENEFICIAL OWNER                                    OWNED         SHARES
      ----------------                                 ------------   -----------
      Scudder Kemper Investments, Inc. ...............  3,476,127(1)      8.1%
        345 Park Avenue
        New York, NY 10154
      Morgan Stanley, Dean Witter, Discovery & Co. ...  2,750,420(2)      6.4%
        1585 Broadway
        New York, NY 10036

--------
(1) Scudder Kemper Investments, Inc. had sole dispositive power with respect to 3,476,127 of such shares, sole voting power with respect to 1,212,102 of such shares and shared voting power with respect to 1,869,700 of such shares. Share ownership numbers are based on information as of December 31, 1997 obtained from a Schedule 13G filed with the Securities and Exchange Commission by Scudder Kemper Investments, Inc.

(2) Morgan Stanley, Dean Witter, Discovery & Co. had shared voting power with respect to 2,491,320 of such shares and sole voting and dispositive power with respect to none of such shares. Share ownership numbers are based on information as of December 31, 1997 obtained from a Schedule 13G filed with the Securities and Exchange Commission by Morgan Stanley, Dean Witter, Discovery & Co.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  Pursuant to the Company's Articles of Incorporation, the directors have been divided into three groups. At the meeting, three directors will be elected in one group to hold office for a term of three years or, in each case, until their respective successors shall have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire and until their successors have been duly elected and qualified.

  The nominees for election to the three positions of director to be voted upon at the meeting are John C. Argue, David R. Banks and Milton J. Brock, Jr. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Argue, Banks and Brock to hold office as directors for a term of three years each or until their respective successors have been duly elected and qualified. The affirmative vote of a majority of all votes cast at the Annual Meeting is required for the election of directors.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event would the proxy be voted for more than three nominees.

  The following information relates to the nominees for election as directors of the Company, the other persons whose terms as directors continue after the meeting, certain executive officers, and all directors and executive officers of the Company as a group:

                                                                                            COMMON STOCK
                                                                                            BENEFICIALLY
                                                                                EXPIRATION    OWNED AT
                                                                                OF TERM AS  FEBRUARY 28,
          NAME            AGE                     POSITION                      DIRECTOR(1)   1998(2)
          ----            ---                     --------                      ----------- ------------
Charles D. Miller (S)+x.   70 Chairman of the Board and Director                   1999        47,000
R. Bruce Andrews *x.....   57 President, Chief Executive Officer and Director      1999       178,365
John C. Argue...........   66 Director                                             1998        19,472(3)
David R. Banks +*.......   61 Director                                             1998        26,200
Sam A. Brooks, Jr .*
 (S)....................   59 Director                                             2000        46,000
Milton J. Brock, Jr. *
 x......................   82 Director                                             1998        45,400(4)
Jack Samuelson*.........   73 Director                                             2000         7,863
Mark L. Desmond.........   39 Senior Vice President and Chief Financial Officer                44,598
T. Andrew Stokes........   50 Senior Vice President of Corporate Development                   27,433
John J. Sheehan, Jr. ...   40 Vice President of Corporate Development                           9,999
Gary E. Stark...........   42 Vice President and General Counsel                               18,999
All directors and executive officers as a group (12 persons)..............................    471,329(2)

--------
*  Member of Investment Committee
(S)Member of Audit Committee
+  Member of Compensation Committee
x  Member of Nominating Committee

(1) All directors were first elected in 1985, except R. Bruce Andrews, who was elected in October 1989, Jack D. Samuelson, who was elected in October 1994 and John C. Argue who was elected in February 1998.

(2) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. Includes stock options exercisable within 60 days of February 28, 1998 as follows: Mr. Andrews: 39,999; Mr. Stokes:
    15,333; Mr. Desmond: 13,998; Mr. Stark: 9,999; and Mr. Sheehan: 9,999. In
    each instance, shares owned represent less than 1% of the outstanding Common Stock. In the aggregate for all Directors and Executive Officers as a group, shares owned represent 1.09% of the outstanding Common Stock.

(3) Such amount includes 9,342 shares held by a pension plan of which Mr. Argue votes and makes investment decisions and 2,175 shares held by trusts of which Mr. Argue is trustee. Such amount does not include 3,791 shares owned by Mr. Argue's wife, as to which Mr. Argue disclaims any beneficial interest.

(4) Such amount includes 1,600 shares held in trusts for certain of Mr. Brock's family members, of which Mr. Brock serves as trustee, and 35,400 shares held in a trust, of which Mr. Brock and his wife serve as trustees. Such amount does not include 6,000 shares owned by Mr. Brock's wife, as to which Mr. Brock disclaims any beneficial interest.

  CHARLES D. MILLER--Chairman of the Board of the Company since February 1998 and a Director of the Company since its inception. Mr. Miller has served as the Chairman and Chief Executive Officer of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels and office products, since 1983. Mr. Miller joined Avery Dennison in 1964 and was elected President and Chief Operating Officer in 1975, President and Chief Executive Officer in 1977, and to his present position in 1983. He has been a Director of Avery Dennison since 1975. He is a member of the Board of Directors of the Amateur Athletic Foundation of Los Angeles, Kids in Sports, L.A. Sports Council, Edison International, Pacific Life Insurance Company and a Trustee of Johns Hopkins University and Occidental College. Mr. Miller serves as Chairman of the Board of United Way of Greater Los Angeles. He is a member of the Advisory Board of Korn/Ferry International, the California Business Roundtable, and the Los Angeles Business Advisors.

  R. BRUCE ANDREWS--President and Chief Executive Officer of the Company since September 1989 and a director of the Company since October 1989. Mr. Andrews had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments. Mr. Andrews is also a director of Alexander Haagen Properties, Inc. and ARV Assisted Living, Inc.

  JOHN C. ARGUE--Director. Mr. Argue is Of Counsel and was formerly Senior Partner of the law firm of Argue, Pearson, Harbison & Myers. Mr. Argue is a director of Avery Dennison Corporation, CalMat Co., Apex Mortgage Capital, Inc., TCW Funds, Inc., a registered investment company, and TCW Convertible Securities Fund, Inc. He is also a trustee of the TCW/DW Family of Funds and TCW/DW Term Trusts 2000, 2002 and 2003. Mr. Argue also is an advisory director of LAACO, Ltd.

  DAVID R. BANKS--Director. Mr. Banks has served as Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities, rehabilitation clinics and specialty hospitals, since October 1995. Mr. Banks joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in March 1990. He has been a director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is also a director of Ralston Purina Company, PharMerica, Inc. and Wellpoint Health Networks Inc. Mr. Banks was Chairman of the Board of the Company from its inception until June 1988.

  MILTON J. BROCK, JR.--Director. Mr. Brock served as Chairman of the Board of the Company from September 1989 to February 1998 and as a director of the Company since its inception. Mr. Brock served as President and Chief Executive Officer of the Company from June 1988 to September 1989. Mr. Brock began his career in 1940 with M. J. Brock & Sons, Inc., a general contractor and real estate developer. He was elected President in 1959, Chairman and Chief Executive Officer in 1973 and Chairman Emeritus in 1985 upon his retirement. Mr. Brock was a director of Bank of America REIT (now BRE Properties) from its inception until his retirement in 1985, and served for 26 years as a director of Hollywood Presbyterian Medical Center.

  SAM A. BROOKS, JR.--Director. Mr. Brooks has been President and Chief Executive Officer and Director of Renal Care Group, Inc., an operator of outpatient dialysis clinics since February 1996 and has been President of MedCare Investment Corporation, a health care investment company, since May 1991. Mr. Brooks is a director of PhyCor, Inc. and Quorum Health Group, Inc. Mr. Brooks was Chairman of the Board of the Company from June 1988 to September 1989. Mr. Brooks served as President and Chief Executive Officer of the Company from its inception until June 1988. Mr. Brooks was the Chief Financial Officer of Hospital Corporation of America, a hospital management company, from 1970 to 1985.

  JACK D. SAMUELSON--Director. Mr. Samuelson co-founded Samuelson Brothers, a real estate contractor and developer, in 1946 and has served as its President and Chairman of the Board since 1957. Mr. Samuelson is also a director of Western Staff Services.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held 10 meetings during 1997. During that period, no director attended less than 75% of all meetings of the Board and of committees on which he served.

  The Audit Committee, which met twice in 1997, selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures and reviews compliance with certain policies and procedures of the Company.

  The Investment Committee, which held ten meetings during 1997, has the power to approve the Company's investments and reviews the Company's investment policies.

  The Compensation Committee, which held 2 meetings in 1997, has been delegated the functions of the Board with respect to the compensation of the Company's key management personnel and administration of the Company's Stock Option Plan and Deferred Compensation Plan.

  The Nominating Committee, which met once in 1997, reviews candidates for director suggested by management, directors, stockholders and others and makes recommendations to the Board of Directors regarding the composition of the Board of Directors and selection of individual candidates for election to the Board of Directors. Suggestions by stockholders for candidates should be submitted in writing, accompanied by biographical material for evaluation, and sent to the office of the President, Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660.

  Non-employee directors receive compensation for their Board service in the amount of $24,000 per year. The Chairman receives an additional $12,000 per year. Committee chairmen receive additional compensation for their Board Committee service in the amount of $3,600 per year. Non-employee directors also receive $1,000 for attendance at each meeting of the Board and $500 for attendance at each committee meeting. The Company reimburses directors for travel expenses incurred in connection with their performance of duties as directors of the Company.

  Directors who are not full-time officers of the Company receive formula awards of restricted stock on an annual basis under the Company's Stock Option Plan. The amount of such awards is 2,000 shares.

  In addition, non-employee directors are eligible to participate in the Retirement Plan for Directors (the "Directors' Retirement Plan"), whereby individuals who terminate their service as a director with at least five years of service are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual director retainer in effect at the time of the eligible director's termination from the Board. The current retainer amount is $24,000 per year. Any increases in the annual retainer which take effect after an eligible director's termination from the Board will automatically operate to increase the annual retirement benefit under the Directors' Retirement Plan.

  Benefits under the Directors' Retirement Plan will be paid for a period equal to the number of years of service that the eligible director served on the Board. Upon death of an eligible director, any benefits under the Directors' Retirement Plan will be paid to his or her surviving spouse in accordance with the same payment schedule set forth above until receipt of the maximum benefit to which the eligible director would have been entitled had he or she survived or until the death of the eligible spouse, whichever occurs first.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth for the years ended December 31, 1997, 1996 and 1995, the compensation for services in all capacities to the Company of those persons who were at December 31, 1997 (i) the chief executive officer and (ii) the other highly compensated executive officers of the Company whose total 1997 salary and bonus exceeded $100,000 (the "Named Executive Officers"). No other individuals served as executive officers during 1997.

                          SUMMARY COMPENSATION TABLE

                                                  LONG-TERM COMPENSATION
                                                  -----------------------
                                     ANNUAL
                                  COMPENSATION
                               ------------------  RESTRICTED
NAME AND PRINCIPAL                                STOCK AWARDS   STOCK        ALL OTHER
POSITION                  YEAR SALARY($) BONUS($)    ($)(1)    OPTIONS(#) COMPENSATION($)(2)
------------------        ---- --------- -------- ------------ ---------- ------------------
R. Bruce Andrews, Presi-
 dent...................  1997 $400,000  $400,000        --      40,000        $16,000
& Chief Executive Offi-
 cer                      1996  380,000   228,000        --      40,000         15,200
                          1995  366,000   220,000   $254,625        --          14,660
T. Andrew Stokes, Senior
 Vice...................  1997  166,000   115,000        --      16,000          6,634
President of
Corporate Development     1996  155,000    62,000        --      15,000          6,200
                          1995  126,000    50,400     72,750        --             --
Mark L. Desmond, Senior
 Vice...................  1997  159,000    95,000        --      14,000          6,355
President & Chief Finan-
 cial Officer             1996  151,000    60,400        --      14,000          6,040
                          1995  126,000    50,400     72,750        --           5,040
Gary E. Stark, Vice.....  1997  151,000    68,000        --      10,000          6,076
President & General
 Counsel                  1996  145,000    43,500        --      10,000          5,800
                          1995  120,000    36,000     54,563        --             --
John J. Sheehan, Jr.,
 Vice...................  1997  120,000    63,000        --      10,000          4,153
President of Development  1996  110,000    33,000        --      10,000          4,400
                          1995      --        --         --         --             --

--------
(1) Restricted stock awards vest five years after the date of issuance. Dollar amounts shown equal the number of shares of restricted stock awarded multiplied by the stock price on award date, without giving effect to the diminution of value attributable to the restrictions on such stock. The table below shows the number and value of the aggregate restricted stock holdings as of December 31, 1997 of each Named Executive Officer:

                                                               SHARES   VALUE
                                                               ------ ----------
      R. Bruce Andrews........................................ 41,400 $1,055,700
      Mark L. Desmond......................................... 10,000    255,000
      T. Andrew Stokes........................................  8,500    216,750
      Gary E. Stark...........................................  9,000    229,500

    The value of the aggregate restricted stock holdings is based upon the closing price of the Company's common stock on December 31, 1997 of $25.50, without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its shares of Common Stock.

(2) Such amounts represent the Company's matching contribution to the Named Executive Officer's deferred compensation plan account and the Company's contribution to the Named Executive Officer's Simple IRA Plan account.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      PERCENTAGE     EXERCISE
                          OPTIONS      OF TOTAL       PRICE    EXPIRATION
NAME                     GRANTED(1) OPTIONS GRANTED ($/SH.)(2)    DATE    VALUATION(3)
----                     ---------- --------------- ---------- ---------- ------------
R. Bruce Andrews........   40,000        44.44%       $23.00    1/17/07     $85,600
Mark L. Desmond.........   14,000        15.56%        23.00    1/17/07      29,960
T. Andrew Stokes........   16,000        17.78%        23.00    1/17/07      34,240
Gary E. Stark...........   10,000        11.11%        23.00    1/17/07      21,400
John J. Sheehan, Jr.....   10,000        11.11%        23.00    1/17/07      21,400

--------
(1) Awards of dividend equivalents accompany the 1997 stock option grants on a one-for-one basis. Such dividend equivalents are payable in cash until such time as the corresponding stock option is exercised, based upon a formula approved by the Compensation Committee. That formula depends on the Company's performance measured for a minimum of a three-year period and up to a five-year period by total return to stockholders (increase in stock price and dividends paid) compared to peer companies and other companies comprising a general index of real estate investment trusts, in each case as selected by the Compensation Committee. Dividend equivalents may be earned in all or in part depending upon the actual total return to shareholders as compared to peer groups of other real estate investment trusts.

(2) The market prices on the dates of the grants were the same as the exercise prices.

(3) Calculated using the Black Scholes option valuation methodology, as recommended by Strategic Compensation Associates, an executive consulting firm. In using this methodology, the following variables were utilized: risk free rate of return of 6.30%; .1645 three-year volatility factor; 6.78% dividend yield; ten-year option term; which yields a Black Scholes value for such stock options of $2.14. The actual value, if any, that an executive officer may realize will depend on the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model, which is based on assumptions as to variables such as stock price volatility, future dividend yield, interest rates and exercise term.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1997 and unexercised stock options held as of December 31, 1997:

                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                       OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                         ACQUIRED ON                       YEAR-END(#)        AT FISCAL YEAR-END($)(1)
                          EXERCISE       VALUE      ------------------------- -------------------------
NAME                         (#)     REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------------- ----------- ------------- ----------- -------------
R. Bruce Andrews........     --           $--         13,333       66,667       $61,665     $223,335
Mark L. Desmond.........     --            --          4,666       23,334        21,580       78,170
T. Andrew Stokes........     --            --          5,000       26,000        23,125       86,250
Gary E. Stark...........     --            --          3,333       16,667        15,415       55,835
John J. Sheehan, Jr.....     --            --          3,333       16,667        18,332       61,669

--------
(1) Market value of the underlying securities at year-end minus the exercise price of "in-the-money" stock options.

EXECUTIVE EMPLOYMENT SECURITY POLICY

  The Company has adopted an Executive Employment Security Policy which provides generally that if, within three years following a change of control of the Company, the employment of any plan participant is terminated, except under defined circumstances, the participant shall be entitled to receive payments equal to the person's highest compensation for twelve to thirty-six months depending upon the participant's length of employment. These payments would be reduced by one-half of any compensation received from any new employment. R. Bruce Andrews, Mark L. Desmond, T. Andrew Stokes, Gary E. Stark and John J. Sheehan, Jr. have been designated as plan participants.

                            INTERESTED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Steven J. Insoft joined the Company as its Vice President of Development in February 1998. Mr. Insoft, together with certain family members, own entities which are developing three facilities pursuant to development agreements with the Company. Upon completion these facilities will be leased by the Company to these entities. In addition, Mr. Insoft's parents own other entities that operate four facilities that are either subject to leases with the Company or have been provided mortgage financing by the Company. During the 1997 calendar year, the total amount of mortgage and lease payments made by these entities to the Company was approximately $2,471,000. These transactions were entered into prior to Mr. Insoft being employed by the Company. The Company believes that all of the foregoing transactions are on terms and conditions which are similar to those between the Company and unrelated third parties.

  John C. Argue, a newly elected director of the Company, is of counsel to the law firm of Argue, Pearson, Harbison & Myers. Mr. Argue's law firm performs legal services from time to time on behalf of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Banks serves as Chairman and Chief Executive Officer of Beverly Enterprises, Inc. Mr. Banks is a member of the Company's Compensation Committee and was Chairman of the Board of Directors of the Company from its inception until June 1988. At December 31, 1997, Beverly Enterprises, Inc. or its subsidiaries ("Beverly") leased and operated 40 of the Company's 234 owned facilities and operated four of the 57 facilities securing the Company's mortgage loans receivable. Beverly paid aggregate rent, including additional rent, and interest payments of approximately $19,712,000 to the Company in 1997. The aggregate minimum rent payable in 1998 by Beverly to the Company for the 40 facilities leased and operated as of December 31, 1997 will be approximately $13,496,000. Additional rent, based upon increased net patient revenues of such facilities, may also be payable by Beverly to the Company in 1998. The aggregate interest payable in 1998 by Beverly to the Company for the mortgage loans will be approximately $684,000.

                     REPORT OF THE COMPENSATION COMMITTEE
                    WITH RESPECT TO EXECUTIVE COMPENSATION

  Members of the Compensation Committee administer the Company's various incentive plans, including its stock incentive plan, its annual bonus plan and its deferred compensation plan. In addition, the Committee reviews compensation levels of members of management, evaluates the performance of management and considers management succession. The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

  The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and is contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is "at risk" with annual bonus and long-term incentive compensation amounting to a significant portion of each executive officer's total compensation.

  In the fall of 1995, the Compensation Committee retained the services of Strategic Compensation Associates ("SCA"), an executive compensation consulting firm, to assist the Committee in its assessment of the

Company's compensation programs for its executive officers. SCA's study developed two peer groups of companies: (1) publicly-traded healthcare real estate investment trusts (REITS); and (2) publicly-traded general REITs. From its analysis of the peer groups of companies, SCA calculated total shareholder return on a three-year basis for healthcare REITs and general REITs, and on a five-year basis for general REITs. SCA then determined competitive compensation levels for the Company's senior executives and developed recommendations for long-term incentives.

1997 EXECUTIVE COMPENSATION COMPONENTS

  The Company's executive compensation for 1997 was based on three key components.

  BASE SALARY. Salaries for executives were reviewed by the Compensation Committee in January of 1997 and were increased based upon the recommendations of SCA and upon a subjective assessment of the individual executive's contribution to the Company as well as competitive pay levels. Base salary was intended to be set at a level competitive to amounts paid to executive officers of companies with similar business structure, size and marketplace orientation. The consideration of competitive salaries for 1997 was based upon the recommendations of SCA.

  ANNUAL BONUS. Annual bonuses for 1997 were awarded in January of 1998 in cash based upon the recommendations of SCA, including an evaluation by SCA of the performance of the Company as a whole, together with a subjective evaluation by the Compensation Committee of the performance of each executive officer.

  LONG-TERM INCENTIVES. All of the executive officers participate in the Company's Stock Option and Restricted Stock Plan. That plan's primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of stock options and stock appreciation rights and awards of dividend equivalents.

  From 1992 through 1995, awards of restricted stock were made annually to the executive officers of the Company. Such restricted stock vests five years after the date of award and is intended to build each executive officer's equity interest in the Company as well as provide incentives for the long-term performance of the Company. Awards to executive officers other than the Chief Executive Officer had ranged between 3,000 to 4,000 shares per year, and awards to the Chief Executive Officer have ranged between 13,400 and 14,000 per year. The levels of such awards were determined in part by an assessment of the performance of the Company based on subjective and objective factors, including total return to stockholders, growth in per share funds from operations, asset growth, credit quality and the perception of the Company by industry analysts; however, no specific targets are assigned or established by the Compensation Committee for these criteria. The levels of awards made and the proportion of total compensation payable through restricted stock awards is not subject to any fixed formula.

  In 1996, awards of restricted stock were replaced with grants of stock options and awards of dividend equivalents related to stock options at the recommendation of SCA. The stock options vest ratably over a three-year period and are exercisable at the market price of the Company's common stock on the date of grant. Dividend equivalents are payable in cash based upon a formula recommended by SCA. That formula award depends upon the Company's performance measured for a minimum of a three-year period and up to a five-year period by total return to stockholders (increase in stock price and dividends paid) compared to peer companies and other companies comprising a general index of real estate investment trusts, in each case as selected by the Compensation Committee. Dividend equivalents may be earned in all or in part depending upon the actual total return to shareholders as compared to peer groups of other real estate investment trusts. For executive officers, other than the Chief Executive Officer, grants ranged from 10,000 to 16,000 stock options, and awards ranged from 10,000 to 16,000 dividend equivalents. The Chief Executive Officer was granted 40,000 stock options and awarded 40,000 dividend equivalents. The levels of such awards were based upon the recommendation of SCA. The awards are intended to provide incentives for the long-term performance of the Company.

1997 CEO COMPENSATION

  Mr. Andrews' salary for 1997 was set by the Compensation Committee at its January 1997 meeting. Mr. Andrews' base salary was increased $20,000 to $400,000 based upon the recommendation of SCA and in light of salaries being paid to other similarly situated CEOs as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company's performance in 1996 under his leadership.

  Mr. Andrews' bonus with respect to 1997 was $400,000, or 100% of his base salary for 1997, and was awarded based on the recommendation of SCA as well as a subjective evaluation by the Committee of Mr. Andrews' performance and of the performance of the Company as a whole.

  Mr. Andrews was granted 40,000 stock options and awarded 40,000 dividend equivalents in January 1997. The purpose of this award was to provide a long-term incentive to Mr. Andrews as options vest ratably over three years and the dividend equivalents can be earned depending upon the Company's performance measured for a minimum of a three-year period up to a five-year period by the total return to stockholders compared to peer companies and other companies comprising a general index of real estate investment trusts. The award was based upon the recommendation of SCA and the subjective evaluation of Mr. Andrews' performance and that of the Company as a whole.

  The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 9, 1998                             Compensation Committee
                                          Charles D. Miller (Chairman)
                                          David R. Banks

                               PERFORMANCE GRAPH

  The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts' (NAREIT) Equity Index and the Standard & Poor's 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.


                        PERFORMANCE GRAPH APPEARS HERE


                            NATIONWIDE
Measurement Period            HEALTH         S&P            NAREIT
(Fiscal Year Covered)       PROPERTIES     500 INDEX     EQUITY INDEX
---------------------       ----------     ---------     ------------
Measurement Pt-12/92        $100           $100          $100
FYE  12/93                  $116.69        $110.08       $119.65
FYE  12/94                  $126.08        $111.53       $123.45
FYE  12/95                  $159.45        $153.45       $142.3
FYE  12/96                  $196.94        $188.68       $192.48
FYE  12/97                  $221.89        $251.63       $231.47


  IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL II

                      RATIFICATION OF APPOINTMENT OF AND
               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has selected Arthur Andersen LLP as its auditors for the year ending December 31, 1998, subject to ratification by stockholders. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1997 and has been the Company's auditors since the Company's inception in 1985.

  If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

  Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is expected that they will be available to respond to appropriate questions from stockholders at the meeting.

                             STOCKHOLDER PROPOSALS

  November 9, 1998 is the date by which proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           EXPENSES OF SOLICITATION

  The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $750 plus out-of-pocket expenses.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent stockholders were complied with.

                                 OTHER MATTERS

  A copy of the annual report of the Company for the year ended December 31, 1997, including financial statements, is enclosed herewith. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO MARK
L. DESMOND, CHIEF FINANCIAL OFFICER OF THE COMPANY, AT 610 NEWPORT CENTER DRIVE, SUITE 1150, NEWPORT BEACH, CALIFORNIA 92660.

  The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                               R. Bruce Andrews
                                          President and Chief Executive
                                                     Officer

March 9, 1998
Newport Beach, California

                      NATIONWIDE HEALTH PROPERTIES, INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mark L. Desmond, Don M. Pearson and Gary E. Stark, and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated on the reverse side hereof, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 6, 1998, at the Annual Meeting of Stockholders to be held on April 17, 1998 and at any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR proposals 1, 2 and 3.



                                         NATIONWIDE HEALTH PROPERTIES, INC.
                                         P.O. BOX 11378
                                         NEW YORK, N.Y. 10203-0378



                     (CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

[X] VOTES MUST BE INDICATED (X) IN
    BLACK OR BLUE INK.

                           FOR all nominees      WITHHOLD AUTHORITY                        NOMINEES:  JOHN C. ARGUE
                             listed below         to vote for all                                     DAVID R. BANKS
                                               nominees listed below     *EXCEPTIONS                  MILTON J. BROCK, JR.
1. Election of Directors         [_]                    [_]                   [_]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE
 FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS"
 BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE
 PROVIDED BELOW.)
 *Exceptions

 -----------------------------------------------------

 -----------------------------------------------------
 If any nominee named above declines or is unable
 to serve as a director, the persons named as
 proxies, and each of them, shall have full discretion
 to vote for any other person who may be nominated.
                                                       FOR    AGAINST    ABSTAIN
2. Proposal to ratify the selection of Arthur          [_]      [_]        [_]
   Andersen LLP as independent accountants for the year ending December 31, 1998.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

   Change of Address and or Comments Mark Here  [X]

Please sign, date and return the Proxy Card promptly using the enclosed envelope. This Proxy will not be used if you attend the meeting in person and so request.

                                                        Dated:       ,1998
         ---------------------------------------               -------
          SIGNATURE OF STOCKHOLDER(S)


         ---------------------------------------
          SIGNATURE OF STOCKHOLDER(S)

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.